                              STATE OF DELAWARE                 PAGE 1

                      OFFICE OF THE SECRETARY OF STATE

                      --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

DESIGNATION OF "ESENJAY EXPLORATION, INC.", FILED IN THIS OFFICE ON THE

TWENTY-THIRD DAY OF SEPTEMBER, A.D. 1999, AT 3:45 O'CLOCK P.M.



     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE

COUNTY RECORDER OF DEEDS.




                                        /s/Edward J. Freel
2890068  8100               [SEAL]     ------------------------------------
                                       EDWARD J. FREEL, SECRETARY OF STATE
991401103
                                       AUTHENTICATION:        9989075

                                                 DATE:        09-24-99

                         CERTIFICATE OF DESIGNATIONS

                                     OF

                          ESENJAY EXPLORATION, INC.

                 ESTABLISHING THE DESIGNATIONS, PREFERENCES,

                    LIMITATIONS AND RELATIVE RIGHTS OF ITS

                     SERIES A CONVERTIBLE PREFERRED STOCK


     Pursuant to Section 151 of the Delaware General Corporation Law, Esenjay Exploration, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"),

     DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on September 23, 1999, duly adopted a resolution providing for the issuance of a series of 400,000 shares of Series A Convertible Preferred Stock, which resolution is and reads as follows:

            RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Esenjay Exploration, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.01 per share, of the Company be, and it hereby is, established; and

            FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Convertible Preferred Stock"; and

            FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of 400,000 shares; and

            FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

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     Section 1.    DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of shares initially constituting such series shall be up to 400,000. The Convertible Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks (i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Convertible
Preferred Stock (the "Senior Stock"), (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Convertible Preferred Stock (the "Parity Stock") and (iii) senior to the common stock, par value $.01 per share, of the Company ("Common Stock") and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Convertible Preferred Stock (the "Junior Stock"). So long as any shares of Convertible Preferred Stock remain outstanding, the Company's Certificate of Incorporation shall specify that any other class or series of stock issued, other than Common Stock, is either Senior Stock, Parity Stock or Junior Stock. The Convertible Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock;
PROVIDED, HOWEVER, that the Company shall not issue any Senior Stock or Parity Stock to Aspect Resources LLC or its affiliates or Esenjay Petroleum
Corporation or its affiliates without the affirmative vote of two-thirds of the Company's then existing board of directors who cast votes on the issuance of such Senior Stock or Parity Stock.

     Section 2. DIVIDENDS The holders of Convertible Preferred Stock shall be entitled to receive dividends paid on the Common Stock as if each share of Convertible Preferred Stock held by such holders had been fully converted into one share of Common Stock (the number of shares of Common Stock into which each share of Convertible Preferred Stock is deemed to be convertible is referred to herein as the "Conversion Price").

     Section 3.    LIQUIDATION PREFERENCE

             3.1 DISTRIBUTION AMOUNT. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Convertible Preferred Stock are entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Convertible Preferred Stock as to liquidation, a liquidating distribution as to each share in an amount equal to the greater of (i) $1.875 or (ii) an amount equal to the liquidating distribution paid to the holders of the number of shares of Common Stock into which such share of Convertible Preferred Stock is deemed to be convertible at the Conversion Price, plus accumulated and unpaid dividends, if any. The holders of Convertible Preferred Stock and any Parity Stock hereafter issued that rank on a parity as to liquidation rights with the Convertible Preferred Stock will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any liquidating distribution that is not sufficient to pay in full the aggregate of the amounts payable thereon. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

             3.2 NON-CASH DISTRIBUTIONS. If any of the assets of the Company are to be distributed other than in cash under this Section 3, then the Board of Directors of the Company shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of shares of the Convertible Preferred Stock. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Convertible Preferred Stock of the appraiser's valuation.

     Section 4.    VOTING.

             4.1 VOTING RIGHTS. The holders of the Convertible Preferred Stock will have no voting rights except as described in this Section 4 or as required by law. In exercising any such vote, each outstanding share of Convertible Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

             4.2 ELECTION OF DIRECTORS. For so long as any shares of the Convertible Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to elect one director to serve on the Company's Board of Directors. The Company shall cause to be nominated as a candidate for such director position any person that, at least 60 calendar days before any meeting (i) is designated in writing by a holder of Convertible Preferred Stock, (ii) who agrees in writing to serve if elected and (iii) who provides the Company with a reasonable description of his personal and business background and qualifications to serve as a director of the Company; PROVIDED, HOWEVER, that the Company may refuse to cause any person to be so nominated if, based on a review of such person's qualifications, the Board of Directors reasonably concludes that such person is unfit to serve as director of the Company.
From and after such appointment (i) such director shall serve until the next annual meeting of the shareholders of the Company and until his successor has been elected and qualifies and (ii) at each annual meeting of the shareholders of the Company, the Convertible Preferred Stock, voting as a single class, shall be entitled to elect one director of the Company. Cumulative voting by holders of Convertible Preferred Stock is prohibited. Any vacancy on the Board of Directors caused by the death or resignation of a director so elected or appointed shall be filled at the next annual meeting of the shareholders of the Company, PROVIDED, HOWEVER, that the Board of Directors shall promptly appoint to fill such vacancy any qualified person designated in writing by the holders of more than 50% of the then outstanding Convertible Preferred Stock. The term of office of the director designated by the holders of the Convertible Preferred Stock will terminate immediately upon there being no shares of Convertible Preferred Stock remaining outstanding.

             4.3 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Convertible Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Convertible Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

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             4.4   AMENDMENT OF RIGHTS OF CONVERTIBLE PREFERRED STOCK. The
Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Convertible Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Convertible Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Convertible Preferred Stock.

     Section 5.    REDEMPTION

             5.1   OPTIONAL REDEMPTION.

             (a) For a period of one year from the Effective Date (as defined in Paragraph 1.3 of the Plan and Agreement of Merger of Esenjay Exploration, Inc. and 3DX Technologies, Inc. dated May ___ 1999), the Company shall have the right to redeem any or all of the outstanding shares of Convertible Preferred Stock at a per share redemption price (the "Redemption Price") equal to $1.925, plus all accumulated but unpaid dividends, if any.

             (b) No sinking fund shall be established for the Convertible Preferred Stock.

             (c) Notice of any proposed redemption of shares of Convertible Preferred Stock shall be mailed by means of first class mail, postage prepaid, addressed to the holders of record of the shares of Convertible Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Company, at least 20, but not more then 60 days before the date fixed for such redemption (herein referred to as the "Redemption Date"). Each such notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the place for payment and for delivering the stock certificate(s) and transfer instrument(s) in order to collect the Redemption Price and (iv) the number of shares, and the class or series of, Convertible Preferred Stock to be redeemed. Any notice mailed in such manner shall be conclusively deemed to have been duly given when mailed whether or not such notice is in fact received. If less than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the Company will select those to be redeemed PRO RATA, by lot or in such other manner determined by the Board of Directors. In order to facilitate the redemption of the shares of Convertible Preferred Stock, the Board of Directors may fix a record date for determination of holders of Convertible Preferred Stock to be redeemed, which date shall not be more than 60 and less than 10 days before the Redemption Date with respect thereto.

             (d) The holder of any shares of Convertible Preferred Stock that are redeemed shall not be entitled to receive payment of the Redemption Price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Convertible Preferred Stock, and
(ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of Convertible Preferred Stock to the Company free of any adverse interest. No interest shall accrue on the Redemption Price of any share of Convertible Preferred Stock after its Redemption Date.

             (e) At the close of business on the Redemption Date for any share of Convertible Preferred Stock to be redeemed, such share shall (provided the Redemption Price of such share has been paid or properly provided for) be deemed to cease to be outstanding and all rights of any person other than the Company in such share shall be extinguished on the Redemption Date for such share except for the right to receive the Redemption Price, without interest, for such share in accordance with the provisions of this Section 5, subject to applicable escheat laws.

             (f) If any shares of Convertible Preferred Stock shall be converted into Common Stock pursuant to Section 6, then (i) the Company shall not have the right to redeem such shares, and (ii) any funds that shall be been deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion.

             5.2 NO MANDATORY REDEMPTION. Except as expressly set forth herein, no holder of Convertible Preferred Stock shall have any right to require the Company to redeem any or all of the shares of Convertible Preferred Stock.

     Section 6.    CONVERSION RIGHTS

             6.1   OPTIONAL CONVERSION.

             (a) If the average Closing Price (defined in Section 6.4(e)) of the Common Stock for each trading day beginning on the first day of the twelfth calendar month following the Effective Date and ending on the last day of the twelfth calendar month following the Effective Date (the "Average Closing Price") is less than $1.875 (the "Base Conversion Price") per share, then at any time during the period beginning the first day of the thirteenth calendar month following the Effective Date and ending on the last day of the thirteenth calendar month following the Effective Date, a holder of Convertible Preferred Stock may cause the Company to convert all or any portion of his Convertible Preferred Stock into the consideration described below. The conversion price per share (the "Optional Conversion Price") for all such shares of Convertible Preferred Stock shall be, at the Company's option, either (i) a number of shares of Common Stock determined by dividing $1.875 by the Average Closing Price, to a maximum of 3.75 shares of Common Stock (the "Maximum Optional Conversion Shares") for each share of Convertible Preferred Stock converted, with the total shares of Common Stock to be issued to any holder of Convertible Preferred Stock to be rounded to the nearest whole share; or (ii) $1.65 in cash (the "Cash Conversion Amount") for each share of Convertible Preferred Stock converted.

             (b) If the Average Closing Price is less than $1.875 per share, then the Company shall, no later than the third business day following the first day of the thirteenth calendar month following the Effective Date, mail to each holder of Convertible Preferred Stock, at its expense, a notice setting forth (i) the Average Closing Price, (ii) whether the Company has elected to issue Common Stock or cash to any holder exercising its rights under Section 6.1(a), and (iii) a statement that the shares of Convertible Preferred Stock will automatically convert to Common Stock without

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further notice on the first day of the fourteenth calendar month following the Effective Date unless converted before that time.

          6.2 AUTOMATIC CONVERSION. On (i) the first day of the thirteenth calendar month following the Effective Date, if the Average Closing Price is greater than or equal to the Base Conversion Price; or (ii) the first day of the fourteenth calendar month following the Effective Date if the Average Closing Price is less than the Base Conversion Price and the holder has not elected to convert under Section 6.1(a), each share of Convertible Preferred Stock then outstanding shall, immediately and automatically, without further notice, be converted into one share of Common Stock, as adjusted pursuant to
Section 6.4; provided, however, that such automatic conversion shall not be made during the occurance and continuance of an Event of Bankruptcy or any liquidation thereunder. As used herein, "Event of Bankruptcy" shall have occurred if the Company shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law not or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; or if an involuntary case or other proceeding shall have been commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property (PROVIDED, HOWEVER, the Event of Bankruptcy shall not be deemed to be continuing if such involuntary case or other proceeding shall have been dismissed); or if an order for relief shall be entered against the Company under the federal bankruptcy laws as now or hereafter in effect.

          6.3  MECHANICS OF CONVERSION.

          (a) No fractional share of Common Stock shall be issued upon conversion of shares of Convertible Preferred Stock, and in lieu thereof, the holder shall receive, at the Company's option, either a number of whole shares of Common Stock determined by rounding the number of shares of Common Stock so issuable to the nearest whole share or an amount of cash equal to the value of such fractional share of Common Stock based on the Closing Price of the Common Stock on the day before the conversion. Before any holder of shares of Convertible Preferred Stock shall be entitled to convert his Convertible Preferred Stock into shares of Common Stock (or if Section 6.1(a)(ii) applies, cash), he shall surrender the certificate or certificates therefor, duly endorsed for each share of Convertible Preferred Stock to be converted, at the office of the Company or of any transfer agent for the Company, and he shall give at least three business days' prior written notice to the Company at such office (i) that he elects to convert his Convertible Preferred Stock, and (ii) shall state therein his name or the name or names of his nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued and, if the conversion is pursuant to Section 6.1(a)(ii), the person or persons he wishes to receive any cash. The Company shall, as soon as practicable thereafter, but not later three business days, issue and deliver at such office to

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such holder of shares, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, or the cash to which he is entitled, as the case may be. Except as set forth in this Section 6, such conversion shall be deemed to have been made immediately before the close of business on the day of the delivery of the certificate for the shares of Convertible Preferred Stock and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares of Convertible Preferred Stock represented by a certificate so surrendered for conversion, the Company shall issue and deliver to the holder a balance certificate representing the number of unconverted shares of Convertible Preferred Stock.

          (b) If more than one certificate representing shares of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable or the amount of cash payable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

          6.4 ADJUSTMENTS TO REDEMPTION PRICE, CONVERSION PRICE AND OPTIONAL CONVERSION PRICE. The Redemption Price, Conversion Price and Optional Conversion Price shall be adjusted from time to time as follows:

          (a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or
(iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Redemption Price and Conversion Price in effect immediately before such action shall be adjusted so that the holder of any share thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company that he would have owned immediately following such action had such share been redeemed or converted immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date of a subdivision or combination.

          (b) In case the Company shall hereafter issue rights or warrants to holders of its outstanding shares of Common Stock generally entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price per share of the Common Stock on the record date mentioned below, the Redemption Price and Conversion Price shall be adjusted so that the Redemption Price and Conversion Price shall equal the price determined by multiplying the Redemption Price and Conversion Price in effect immediately before the date of issuance of such rights or warrants by a fraction of which the denominator shall be the Closing Price on such record date minus the discount to such Closing Price with respect to the exercise of such rights or warrants, and of which the numerator shall be the Closing Price on such record date. Such adjustment shall

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become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

             (c) In case the Company shall hereafter distribute to holders of its outstanding Common Stock generally evidences of its indebtedness or assets (excluding any cash dividend paid from retained earnings of the Company and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (a) above) or rights or warrants to subscribe to securities of the Company (excluding those referred to in subsection (b) above), then in each such case the Conversion Price of the shares of Common Stock shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately before the date of such distribution by a fraction of which the denominator shall be the current market price per share (determined as provided below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with any conversion agent) of the portion of the evidences of indebtedness or assets so distributed to the holder of one share of Common Stock or of such subscription rights or warrants applicable to one share of Common
Stock, and of which the numerator shall be such current market price per share of Common Stock. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

             (d) In the case of any optional conversion pursuant to Section 6.1(a), the calculation of the number of shares of Common Stock issuable or the amount of cash payable upon such conversion, shall be made after adjusting the Base Conversion Price, the Maximum Optional Conversion Shares and the Cash Conversion Amount pursuant to the provisions of paragraphs 6.4(a), (b) and (c).

             (e)   For the purpose of any computation under subsection (b),
(c) and (d) above, the current market price per share of the Common Stock on any date shall be deemed to be the Closing Price.

             (f) The term "Closing Price," means (i) the last sale price of the Common Stock reported on the NASDAQ Small-Cap Market, (ii) the last sale price regular way for the Common Stock as reported in the consolidated transaction reporting system of any stock exchange on which the Common Stock may then be listed for trading, or (iii) if the Common Stock is not quoted on the NASDAQ Small-Cap Market or is not listed for trading on a national securities exchange, the closing bid price is published by NASDAQ (or, if such prices are not so published by NASDAQ, the average of the high and low bid prices for the Common Stock each trading day, as furnished by any New York Stock Exchange member firm selected from time to time by the Company for such purpose).

             (g) In the case of any reclassification of the Common Stock (other then a change in par value or a change from par value to no par value or from no par value to par value), any consolidation of the Company with, or merger of the Company with or into, any other person, any merger of any person into the Company (other than a merger that does not result in any reclassification of, or change in, the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company (other than a sale-leaseback, collateral assignment, mortgage or other similar financing transaction), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then each share of Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities, cash or other property to which a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately before such merger or conveyance would have been entitled upon such merger or conveyance; PROVIDED, HOWEVER, that if the Company and another entity consummate a merger in which the Company is not the surviving entity and the holders of the Convertible Preferred Stock would receive securities as consideration in such merger, then the Company will redeem all issued and outstanding shares of Convertible Preferred Stock unless such securities to be received by the holders thereof as merger consideration contain the same rights and preferences as the Convertible Preferred Stock.

     (h) Notwithstanding the foregoing provisions, no adjustment in the Conversion Price will be made until all accumulated adjustments to the Conversion Price are equal to 1% or more of the Conversion Price immediately preceding the date of the most recent prior adjustment. Any adjustments to the Conversion Price not made effective shall be carried forward and added to the next adjustment to the Conversion Price. All calculations shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section to the contrary notwithstanding, the Company shall be entitled to make such increases in the Conversion Price, in addition to those required hereby, as the Company in its discretion shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its shareholders shall not be taxable.

     (i) The Company may from time to time increase the Conversion Price by any amount for any period of not fewer than 20 consecutive days, in which case the Company shall give at least 15 days advance written notice of such increase to all holders of the shares of Convertible Preferred Stock. The Company may, in its sole discretion, make such increases in the Conversion Price, in addition to those set forth in this Section 6, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of the Common Stock as a result of any cash distribution of stock or issuance or rights or warrants to purchase shares of the Common Stock or as a result of any other event which results in increased income tax to the holders of shares of the Common Stock.

     6.5 TRANSFER COSTS. The Company shall pay any and all documentary stamp and other transaction taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Convertible Preferred Stock; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the


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

person requesting such issue or delivery had paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     6.6 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Redemption Price, Conversion Price or Optional Conversion Price pursuant to this Section 6, the Company at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Convertible Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of shares of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect and (iii) the number of shares of Common Stock that would be received by the holder upon conversion of shares of Convertible Preferred Stock.

     6.7 COMMON RESERVED. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the shares of Convertible Preferred Stock.

     6.8 STATUS OF SHARES. All shares of Common Stock that may be issued upon conversion of the shares of Convertible Preferred Stock will, upon issuance by the Company, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and free from preemptive rights.

     Section 7. STATUS OF REACQUIRED SHARES OF CONVERTIBLE PREFERRED STOCK. Shares of Convertible Preferred Stock issued and reacquired by the Company (including, without limitation, shares of Convertible Preferred Stock that have been converted into shares of Common Stock) shall not be reissued by the Company as shares of Convertible Preferred Stock but shall have the status of authorized and unissued shares of Preferred stock, undesignated as to series, subject to later issuance.

     Section 8. PREEMPTIVE RIGHTS. The holders of shares of Convertible Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

     Section 9. NOTICES. Any notice required hereby to be given to the holders of shares of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.


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


     IN WITNESS WHEREOF, the Company has caused this statement to be duly executed by its President this23rd day of September, 1999.


                                   ESENJAY EXPLORATION, INC.



                                   By: /s/ Michael E. Johnson
                                      -----------------------------
                                      Michael E. Johnson, PRESIDENT



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